UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

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The Blackstone Group L.P.

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The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

NOTICE OF ACTION BY WRITTEN CONSENT

DATED JULY 2, 2014

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

To the Unitholders of The Blackstone Group L.P.:

The purpose of this notice of action by written consent and information statement (the “Information Statement”) is to advise the unitholders of The Blackstone Group L.P. of the approval, by written consent, of the amendment and restatement of The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”, and as amended and restated, the “Equity Plan”). The Equity Plan is a source of equity-based awards permitting us to grant to our senior managing directors, other employees, directors of our general partner and consultants non-qualified options, unit appreciation rights, restricted common units, deferred restricted common units, phantom restricted common units and other awards based on our common units and Blackstone Holdings Partnership Units. We use the term “Blackstone Holdings Partnership Unit” to refer collectively to a partnership unit in each of Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., which partnerships we collectively refer to as “Blackstone Holdings.” The Equity Plan has been amended and restated to extend the term of the Equity Plan an additional ten years from its effective date.

This notice of action by written consent and the accompanying Information Statement shall constitute the notice and information statement required by our Amended and Restated Agreement of Limited Partnership and the rules of the Securities and Exchange Commission, respectively.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF THE LIMITED PARTNERS OF THE BLACKSTONE GROUP L.P. AND NO SPECIAL MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

If you have any questions, please contact Blackstone Investor Relations +1 888-756-8443. International callers may call +1 646-313-6590 or send an e-mail to BlackstoneInvestorRelations@blackstone.com.

Sincerely,

John G. Finley
Chief Legal Officer

July 21, 2014

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at https://materials.proxyvote.com/09253U

This Information Statement is being furnished to the unitholders of The Blackstone Group L.P. (the “Partnership”) of record as of July 2, 2014 to provide information about the amendment and restatement of The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”, and as amended and restated, the “Equity Plan”). The Equity Plan is a source of equity-based awards permitting us to grant to our senior managing directors, other employees, directors of our general partner and consultants non-qualified options, unit appreciation rights, restricted common units, deferred restricted common units, phantom restricted common units and other awards based on our common units and Blackstone Holdings Partnership Units. The Equity Plan has been amended and restated to extend the term of the Equity Plan an additional ten years from its effective date.

We are not asking you to approve the Equity Plan. The Equity Plan was unanimously approved by the board of directors of Blackstone Group Management L.L.C., our general partner (the “General Partner”), on July 2, 2014. Although approval by the Partnership’s unitholders of the Equity Plan is also required, we are not soliciting your vote or consent because, on July 2, 2014, Blackstone Partners L.L.C., an entity that, as of such date, controlled a majority of the voting power of the Partnership, also approved the Equity Plan by written consent without a meeting of the limited partners of the Partnership. Blackstone Partners L.L.C. holds a special voting unit in The Blackstone Group L.P. that provides it with an aggregate number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the aggregate number of vested and unvested Blackstone Holdings Partnership Units held by the limited partners of Blackstone Holdings on the relevant record date and entitles it to participate in the vote on the same basis as our common unitholders. The members of Blackstone Partners L.L.C. have agreed in the limited liability company agreement of Blackstone Partners L.L.C. that our founder, Mr. Schwarzman, will have the power to determine how the special voting unit held by Blackstone Partners L.L.C. will be voted. As of July 2, 2014, the number of the Partnership’s voting common units representing limited partner interests outstanding was 513,222,398, and the number of the Partnership’s non-voting common units representing limited partner interests outstanding was 69,083,468. Each voting common unit entitles its holder to one vote on any matter submitted to the voting common unitholders. However, because Blackstone Partners L.L.C. has already approved the Equity Plan by written consent, no consents are being solicited in connection with this Information Statement.

The Equity Plan will become effective on the date that is 20 calendar days after the date this Information Statement is first sent or given to our unitholders. We expect that this Information Statement will be first sent or given to our unitholders on or about July 21, 2014. Therefore, we expect that the Equity Plan will become effective on or about August 10, 2014. A copy of the Equity Plan is attached hereto as Annex A. Please read this Information Statement carefully and in its entirety as it contains important information.

In this Information Statement, unless the context otherwise requires, references to “Blackstone,” the “Partnership,” “we,” “us” or “our” refer to The Blackstone Group L.P. and its consolidated subsidiaries.

NOTICE OF APPROVAL OF THE EQUITY PLAN

The following description of the Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan, or the “Equity Plan,” is not complete and is qualified by reference to the full text of the Equity Plan, which is attached to this Information Statement as Annex A. The Equity Plan is a source of equity-based awards permitting us to grant to our senior managing directors, other employees, directors of our general partner and consultants non-qualified options, unit appreciation rights, restricted common units, phantom restricted common units and other awards based on our common units and Blackstone Holdings Partnership Units, to which we collectively refer as our “units.” The Equity Plan will become effective on the date that is 20 calendar days after the date this Information Statement is first sent or given to our unitholders and has been amended and restated to extend the term of the Equity Plan an additional ten years from such effective date. We expect that this Information Statement will be first sent or given to our unitholders on or about July 21, 2014. Therefore, we expect that the Equity Plan will become effective on or about August 10, 2014.

Administration. The board of directors of our general partner administers the Equity Plan. However, the board of directors of our general partner may delegate such authority, including to a committee or subcommittee of the board of directors. We refer to the board of directors of our general partner or the committee or subcommittee thereof to whom authority to administer the Equity Plan has been delegated, as the case may be, as the “Administrator.” The Administrator determines who will receive awards under the Equity Plan, as well as the form of the awards, the number of units underlying the awards and the terms and conditions of the awards consistent with the terms of the Equity Plan. The Administrator has full authority to interpret and administer the Equity Plan, which determinations will be final and binding on all parties concerned. Additionally, the Administrator may delegate the authority to grant awards under the Equity Plan to any employee or group of employees of the Partnership or of any affiliate of the Partnership; provided that such delegation and grants are consistent with applicable law and guidelines established by the board of directors of our general partner from time to time

Units Subject to the Equity Plan. The total number of our common units and Blackstone Holdings Partnership Units which are covered by the Equity Plan is 163,000,000. Notwithstanding the foregoing, since 2008, the aggregate number of common units and Blackstone Holdings Partnership Units covered by our Equity Plan increases on the first day of each fiscal year during its term by the positive difference, if any, of (a) 15% of the aggregate number of common units and Blackstone Holdings Partnership Units outstanding on the last day of the immediately preceding fiscal year (excluding Blackstone Holdings Partnership Units held by The Blackstone Group L.P. or its wholly-owned subsidiaries) minus (b) the aggregate number of common units and Blackstone Holdings Partnership Units covered by our Equity Plan as of such date (unless the administrator of the Equity Plan should decide to increase the number of common units and Blackstone Holdings Partnership Units covered by the plan by a lesser amount). As of January 1, 2014, pursuant to this formula, 164,224,426 units, which is equal to 0.15 times the number of our common units and Blackstone Holdings Partnership Units outstanding on December 31, 2013, were available for issuance under the Equity Plan. The units underlying any award granted under the Equity Plan that expire, terminate or are cancelled or satisfied for any reason without being settled in units will again become available for awards under the Equity Plan. As of July 2, 2014, approximately 2,015 of our employees and nine directors of the General Partner were eligible to participate in the Equity Plan. We have filed a registration statement and intend to file additional registration statements on Form S-8 under the Securities Act to register common units covered by the Equity Plan (including pursuant to automatic annual increases). Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, common units registered under such registration statement will be available for sale in the open market.

Options and Unit Appreciation Rights. The Administrator may award non-qualified options under the Equity Plan. Options granted under the Equity Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Administrator at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted. The exercise price per unit for any option awarded will not be less than the fair market value of a unit on the day the option is granted. To the extent permitted by the Administrator, the exercise price of an option may be paid in cash or its equivalent, in units having a fair market value equal to the aggregate option exercise price; partly in cash and partly in units and satisfying such other requirements as may be imposed by the Administrator; or through the delivery of irrevocable instructions to a broker to sell units obtained upon the exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate option exercise price for the common units being purchased.

The Administrator may grant unit appreciation rights independent of or in conjunction with an option. The exercise price of a unit appreciation right will not be less than the greater of (i) the fair market value of a unit on the date the unit appreciation right is granted and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges; except that, in the case of a unit appreciation right granted in conjunction with an option, the exercise price will not be less than the exercise price of the related option. Each unit appreciation right granted independent of a unit option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one unit over (B) the exercise price per unit, multiplied by (ii) the number of units covered by the unit appreciation right, and each unit appreciation right granted in conjunction with an option will entitle a participant to surrender to us the option and to receive such amount. Payment will be made in units and/or cash (any common unit valued at fair market value), as determined by the Administrator.

Other Equity-Based Awards. The Administrator, in its sole discretion, may grant or sell units and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our units. Any of these other equity-based awards may be in such form, and dependent on such conditions, as the Administrator determines, including without limitation the right to receive, or vest with respect to, one or more units (or the equivalent cash value of such units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Administrator may in its discretion determine whether other equity-based awards will be payable in cash, units or a combination of both cash and units.

Adjustments upon Certain Events. In the event of any change in the outstanding units by reason of any unit dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of units or other corporate exchange, or any distribution to holders of units other than regular cash dividends, or any transaction similar to the foregoing, the Administrator in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of units or other securities issued or covered by our Equity Plan or pursuant to outstanding awards, (ii) the maximum number of units for which options or unit appreciation rights may be granted during a fiscal year to any participant, (iii) the option price or exercise price of any unit appreciation right and/or (iv) any other affected terms of such awards.

Change in Control. In the event of a change in control of us (as defined in the Equity Plan), the Equity Plan provides that (i) if determined by the Administrator in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Administrator may, but shall not be obligated to (A) cancel awards for fair value, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Equity Plan as determined by the Administrator in its sole discretion, or (C) provide that, with respect to any awards that are options, for a period of at least 15 days prior to the change in control, such options will be exercisable as to all units subject thereto and that upon the occurrence of the change in control, such options will terminate.

Transferability. Unless otherwise determined by our Administrator, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Amendment and Termination. The Administrator may amend or terminate the Equity Plan, but no amendment or termination shall be made without the consent of a participant, if such action would diminish any of the rights of the participant under any award theretofore granted to such participant under the Equity Plan; provided, however, that the Administrator may amend the Equity Plan and/or any outstanding awards in such manner as it deems necessary to permit the Equity Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

Awards under the Equity Plan

The following table sets forth the deferred restricted Blackstone Holdings Partnership Units and deferred restricted common units issued under the Equity Plan that have been received by or allocated as of July 2, 2014 to the following persons or groups: (i) each of our “named executive officers”, (ii) our current executive officers as a group, (iii) our current non-executive officer directors as a group and (iv) all employees, other than current executive officers, as a group. On July 2, 2014, the closing sale price of our common units, as reported on the NYSE, was $33.84 per share.

Name	Number of Securities Underlying Units Granted
Stephen A. Schwarzman, Chairman and Chief Executive Officer	—
Hamilton E. James, President and Chief Operating Officer	—
J. Tomilson Hill, Vice Chairman	2,998,176
Laurence A. Tosi, Chief Financial Officer	1,715,309
John Finley, Chief Legal Officer	563,103
All current executive officers as a group	5,566,637
All current non-executive officer directors as a group	164,238
All employees, other than current executive officers, as a group	98,351,259

Securities Authorized for Issuance under Equity Compensation Plans

The table set forth below provides information concerning the awards issuable under the 2007 Equity Incentive Plan as of December 31, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (b)
Equity Compensation Plans Approved by Security Holders	58,100,633	—	150,927,382
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	58,100,633	—	150,927,382

(a)	Reflects the outstanding number of our deferred restricted common units and deferred restricted Blackstone Holdings Partnership Units granted under the 2007 Equity Incentive Plan as of December 31, 2013.
(b)

The aggregate number of our common units and Blackstone Holdings Partnership Units covered by the 2007 Equity Incentive Plan is increased on the first day of each fiscal year during its term by a number of units equal to the positive difference, if any, of (a) 15% of the aggregate number of our common units and Blackstone Holdings Partnership Units outstanding on the last day of the immediately preceding fiscal year (excluding Blackstone Holdings Partnership Units held by The Blackstone Group L.P. or its wholly owned subsidiaries) minus (b) the aggregate number of our common units and Blackstone Holdings Partnership

Units covered by the 2007 Equity Incentive Plan as of such date (unless the administrator of the 2007 Equity Incentive Plan should decide to increase the number of our common units and Blackstone Holdings Partnership Units covered by the plan by a lesser amount). As of January 1, 2014, pursuant to this formula, 164,224,426 units, which is equal to 0.15 times the number of our common units and Blackstone Holdings Partnership Units outstanding on December 31, 2013, were available for issuance under the 2007 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common units and Blackstone Holdings Partnership Units as of July 2, 2014 by:

•	each person known to us to beneficially own 5% of any class of the outstanding voting securities of The Blackstone Group L.P.;

•	each member of our general partner’s board of directors;

•	each of the named executive officers of our general partner; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of July 2, 2014. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise included, for purposes of this table, the principal business address for each such person is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

	Common Units, Beneficially Owned		Blackstone Holdings Partnership Units Beneficially Owned (a)
Name of Beneficial Owner	Number	% of Class	Number	% of Class
5% Unitholders:
Janus Capital Management LLC (b)	25,704,476	5%	—	—
FMR LLC (c)	33,864,273	7%	—	—

Directors and Executive Officers (d)
Stephen A. Schwarzman (e)(f)	—	—	231,924,793	45%
Hamilton E. James (f)	3,000,000	1%	34,180,300	7%
J. Tomilson Hill (f)	1,719,829	*	14,645,085	3%
Laurence A. Tosi	—	—	534,480	*
Jonathan D. Gray (f)	—	—	40,585,300	8%
John G. Finley	—	—	210,000	—
The Right Honorable Brian Mulroney	141,597	*	—	—
William G. Parrett	50,199	*	—	—
Richard Jenrette	35,911	*	—	—
Rochelle B. Lazarus	19,747	*	—	—
Jay O. Light	28,832	*	—	—
All executive officers and directors as a group (12 persons)	4,996,115	1%	322,231,972	62%

*	Less than one percent
(a)	Subject to certain requirements and restrictions, the partnership units of Blackstone Holdings are exchangeable for common units of The Blackstone Group L.P. on a one-for-one basis. A Blackstone Holdings limited partner must exchange one partnership unit in each of the four Blackstone Holdings Partnerships to effect an exchange for a common unit. See “—Item 13. Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Beneficial ownership of Blackstone Holdings Partnership Units reflected in this table has not been also reflected as beneficial ownership of the common units of The Blackstone Group L.P. for which such units may be exchanged.
(b)	Reflects units beneficially owned by Janus Capital Management LLC based on the Schedule 13G filed by Janus Capital on February 14, 2014. The address of Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206.
(c)	Reflects units beneficially owned by FMR, LLC and its subsidiaries based on the Schedule 13G filed by FMR, LLC on February 13, 2014. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(d)	The units beneficially owned by the directors and executive officers reflected above do not include the following number of units that will be delivered to the respective individual more than 60 days after July 2, 2014: J. Tomilson Hill – 1,056,499 deferred restricted common units; Laurence A. Tosi – 789,816 deferred restricted Blackstone Holdings Partnership Units; John Finley – 338,103 deferred restricted Blackstone Holdings Partnership Units; The Right Honorable Brian Mulroney – 4,469 deferred restricted common units; William G. Parrett – 5,770 deferred restricted common units; Richard Jenrette – 4,589 deferred restricted common units; Rochelle B. Lazarus – 4,581 deferred restricted common units; Jay O. Light – 6,213 deferred restricted common units; and all other executive officers and directors as a group – 342,919 deferred restricted Blackstone Holdings Partnership Units.
(e)	On those few matters that may be submitted for a vote of the limited partners of The Blackstone Group L.P., Blackstone Partners L.L.C., an entity wholly owned by our senior managing directors, holds a special voting unit in The Blackstone Group L.P. that provides it with an aggregate number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the aggregate number of vested and unvested Blackstone Holdings Partnership Units held by the limited partners of Blackstone Holdings on the relevant record date and entitles it to participate in the vote on the same basis as our common unitholders. Our senior managing directors have agreed in the limited liability company agreement of Blackstone Partners L.L.C. that our founder, Mr. Schwarzman, will have the power to determine how the special voting unit held by Blackstone Partners L.L.C. will be voted. Following the withdrawal, death or disability of Mr. Schwarzman (and any successor founder), this power will revert to the members of Blackstone Partners L.L.C. holding a majority in interest in that entity. The limited liability company agreement of Blackstone Partners L.L.C. provides that at such time as Mr. Schwarzman should cease to be a founding member, Hamilton E. James will thereupon succeed Mr. Schwarzman as the sole founding member of Blackstone Partners L.L.C. If Blackstone Partners L.L.C. directs us to do so, we will issue special voting units to each of the limited partners of Blackstone Holdings, whereupon each special voting unitholder will be entitled to a number of votes that is equal to the number of vested and unvested Blackstone Holdings Partnership Units held by such special voting unitholder on the relevant record date.
(f)

The Blackstone Holdings Partnership Units shown in the table above for such named executive officers and directors include (a) the following units held for the benefit of family members with respect to which the named executive officer or director, as applicable, disclaims beneficial ownership: Mr. Schwarzman – 1,666,666 units held in various trusts for which Mr. Schwarzman is the investment trustee, Mr. James – 10,657,207 units held in a trust for which Mr. James and his brother are trustees (but Mr. James does not have or share investment control with respect to the units), Mr. Hill – 5,636,348 units held in a trust for which Mr. Hill’s spouse is the investment trustee, Mr. Tosi – 225,000 units held in a trust for which Mr. Tosi is the investment trustee, and Mr. Gray – 4,566,437 units held in a trust for which Mr. Gray is the investment trustee, (b) the following units held in grantor retained annuity trusts for which the named executive officer or director, as applicable, is the investment trustee: Mr. Schwarzman – 2,713,432 units and

Mr. Gray – 5,198,398 units, (c) the following units held in a limited liability company in which the named executive officer is the manager and of which the named executive officer and his family members, or trusts for their benefit, are members: Mr. Hill – 2,683,308 units, and (d) the following units held by a corporation for which the named executive officer is a controlling shareholder: Mr. Schwarzman – 1,438,529 units. Mr. Schwarzman also directly, or through a corporation for which he is the controlling shareholder, beneficially owns an additional 364,278 partnership units in each of Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. In addition, with respect to Mr. Schwarzman, the above table excludes partnership units of Blackstone Holdings held by his children or in trusts for the benefit of his family as to which he has no voting or investment control.

In addition, as of July 2, 2014, Beijing Wonderful Investments, an investment vehicle established and controlled by the People’s Republic of China, holds 69,083,468 of our non-voting common units and may from time to time make open market purchases or sales of our voting common units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program

The intellectual capital collectively possessed by our senior managing directors (including our named executive officers) and other employees is the most important asset of our firm. We invest in people. We hire qualified people, train them, encourage them to provide their best thinking to the firm for the benefit of the investors in our funds and our advisory clients, and compensate them in a manner designed to retain and motivate them and align their interests with those of the investors in the funds we manage and the clients we advise.

Our overriding compensation philosophy for our senior managing directors and certain other employees is that compensation should be composed primarily of (a) annual cash payments tied to the performance of the applicable business unit(s) in which such employee works, (b) performance interests (comprised primarily of carried interest and incentive fee interests) tied to the performance of the investments made by the funds in the business unit in which such employee works or for which he or she has responsibility, (c) deferred equity awards reflecting the value of our common units, and (d) additional cash payments and deferred equity awards tied to extraordinary performance of such employee or other circumstances (for example, if there has been a change of role or responsibility). We believe base salary should represent a significantly lesser component of total compensation. We believe the appropriate combination of annual cash payments and performance interests or deferred equity awards encourages our senior managing directors and other employees to focus on the underlying performance of our investment funds and objectives of our advisory clients, as well as the overall performance of the firm and interests of our common unitholders. To that end, the primary form of compensation to our senior managing directors and other employees who work in our carry fund operations is generally a combination of annual cash payments related to the performance of those carry fund operations, carried interest or incentive fee interests and, in specified cases, deferred equity awards. Along the same lines, the primary form of compensation to our senior managing directors and other employees who do not work in our carry fund operations is generally a combination of annual cash payments tied to the performance of the applicable business unit in which such employee works and deferred equity awards which are generally a prescribed percentage of their annual cash payments under our Deferred Compensation Plan.

Employees at higher total compensation levels are generally targeted to receive a greater percentage of their total compensation payable in participation in performance interests, cash bonus amounts and deferred equity awards and a lesser percentage in cash compared to employees who are paid less. We believe that the proportion of compensation that is “at risk” (that is, performance interests and deferred equity awards) should increase as an employee’s level of responsibility rises. In general, our named executive officers with the highest level of responsibility have the lowest percentage of their compensation fixed in the form of base salary and the highest percentage of their compensation at risk.

Our compensation program includes significant elements that discourage excessive risk taking and aligns the compensation of our employees with the long-term performance of the firm. For example, notwithstanding the fact that for accounting purposes we accrue compensation for the Performance Plans (as defined below) related to our carry funds as increases in the carrying value of the portfolio investments are recorded in those carry funds, we only make cash payments related to carried interest to our employees when profitable investments have been realized and cash is distributed first to the investors in our funds, followed by the firm and only then to employees of the firm. Moreover, if a carry fund fails to achieve specified investment returns due to diminished performance of later investments, our Performance Plans entitle us to “clawback” carried interest payments previously made to an employee for the benefit of the limited partner investors in that fund, and we escrow a portion of all carried interest payments made to employees to help fund their potential future “clawback” obligations, all of which further discourages excessive risk-taking by our employees. Similarly, for our investment funds that pay incentive fees, those incentive fees are only paid to the firm and employees of the firm to the extent an applicable fund’s portfolio of investments has profitably appreciated in value (in most cases above a specified level) during the applicable period. In addition, and as noted below with respect to our named executive officers, the requirement that we have our professional employees invest in certain of the funds they manage directly aligns the interests of our professionals and our investors. In most cases, these investments represent a significant percentage of employees’ after-tax compensation. Lastly, because our deferred equity awards have significant vesting or deferral provisions, the actual amount of compensation realized by the recipient will be tied directly to the long-term performance of our common units.

We believe our current compensation and benefit allocations for senior professionals are best in class and are consistent with companies in the alternative asset management and financial advisory industries. We do not generally rely on compensation surveys or compensation consultants. Our senior management periodically reviews the effectiveness and competitiveness of our compensation program, and such reviews may in the future involve the assistance of independent consultants.

Personal Investment Obligations. As part of our compensation philosophy and program, we require our named executive officers to personally invest their own capital in and alongside the funds that we manage. We believe that this strengthens the alignment of interests among our executive officers and the investors in those investment funds. (See “—Item 13. Certain Relationships and Related Transactions, and Director Independence—Side-By-Side and Other Investment Transactions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.) In determining compensation for our named executive officers, we do not take into account the gains or losses attributable to the personal investments by our named executive officers in our investment funds.

We also require each of our named executive officers to hold at least 25% of their vested units throughout their employment with the firm and thereafter until the expiration of the covenants included in their respective non-competition and non-solicitation agreements, which are described below. We believe the continued ownership by our named executive officers of significant amounts of our equity through their direct and indirect interests in the Blackstone Holdings Partnerships affords significant alignment of interests with our common unitholders.

Compensation Elements for Named Executive Officers

The key elements of the compensation of the executive officers listed in the tables below (“named executive officers”) for 2013 were base compensation, which is composed of base salary, cash bonus and equity-based compensation, and performance compensation, which is composed of carried interest and incentive fee allocations:

1. Base Salary. Each named executive officer received a $350,000 annual base salary in 2013, which equals the total yearly partnership drawings that were received by each of our senior managing directors prior to our initial public offering in 2007. In keeping with historical practice, we continue to pay this amount as a base salary.

2. Annual Cash Payments / Deferred Equity Awards. Since our initial public offering, Mr. Schwarzman has not received any compensation other than the $350,000 annual salary described above and the actual realized carried interest gain distributions or incentive fees he may receive in respect of his participation in the carried interest or incentive fees earned from our funds through our Performance Plans described below. We believe that having Mr. Schwarzman’s compensation largely based on ownership of a portion of the carried interest or incentive fees earned from our funds aligns his interests with those of the investors in our funds and our common unitholders.

Each of our named executive officers other than Mr. Schwarzman received annual cash payments in 2013 in addition to their base salary. These cash payments included participation interests in the earnings of the firm’s various investment and advisory businesses. Mr. Hill, who has primary responsibility for Hedge Fund Solutions, our funds of hedge funds operation, also received cash payments that were based upon the performance of that business. Indicative participation interests for each year were disclosed to a named executive officer at the beginning of such year and represented estimates of the expected percentage participation that such named executive officer may have had in the relevant business unit(s)’ earnings for that same year. However, the ultimate cash payments paid to the named executive officers at the end of the year in respect of their participation interests were determined in the discretion of Mr. Schwarzman, in consultation with Mr. James, as described below. Earnings for a business unit are calculated based on the annual operating income of that business unit and are generally a function of the performance of such business unit, which is evaluated by Mr. Schwarzman and subject to modification by Mr. Schwarzman or by the firm in its sole discretion. The ultimate cash payment amounts were based on (a) the prior and anticipated performance of the named executive officer, (b) the prior and anticipated performance of the segments and product lines in which the officer serves and for which he has responsibility, and (c) the estimated participation interests given to the officer at the beginning of the year in respect of the investments to be made in that year. We make annual cash payments in the first quarter of the ensuing year to reward individual performance for the prior year. The ultimate cash payments that are made are fully discretionary as further discussed below under “—Determination of Incentive Compensation”.

Certain key personnel participate in our Deferred Compensation Plan. For 2013, Mr. Hill was the only named executive officer to participate in our Deferred Compensation Plan. The Deferred Compensation Plan provides for the automatic, mandatory deferral of a portion of each participant’s annual cash payment. The portion deferred is prescribed under the Deferred Compensation Plan. By deferring a portion of a participant’s compensation for up to four years, the Deferred Compensation Plan acts as an employment retention mechanism and thereby enhances the alignment of interests between such participant and the firm. (See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Deferred Compensation Plan”.) Many asset managers that are public companies utilize deferred compensation plans as a means of retaining and motivating their professionals, and we believe that it is in the interest of our common unitholders to do the same for our personnel. On January 13, 2014, Mr. Hill received an equity award under the Deferred Compensation Plan of deferred restricted common units in respect of his service in 2013, which was approximately equal to (and paid in lieu of) 52% of the annual cash payment that he would have otherwise been paid, as described below. Mr. Hill is also eligible to receive a premium award in an amount equal to the specified percentage of his deferred amount as described below under “Narrative to Nonqualified Deferred Compensation for 2013 Table.” On January 13, 2014, Mr. Hill received an additional equity award of deferred restricted common units as a premium award under the Deferred Compensation Plan, which was equal to 20% of his deferral amount. Both these awards are reflected in Mr. Hill’s 2013 stock awards in the Summary Compensation Table and in the Grants of Plan-Based Awards Table in 2013.

In 2013, Mr. Tosi received a discretionary award of 34,734 Blackstone Holdings Partnership Units and Mr. Finley received a discretionary award of 11,578 Blackstone Holdings Partnership Units, in each case under the 2007 Equity Incentive Plan in respect of his service in 2012. This award is reflected in the named executive officers’ 2012 stock awards in the Summary Compensation Table.

3. Participation in Performance Fees. During 2013, all of our named executive officers participated in the carried interest of our carry funds or the incentive fees of our funds that pay incentive fees through their participation interests in the carry or incentive fee pools generated by these funds. The carry or incentive fee pool with respect to each fund in a given year is funded by a fixed percentage of the total amount of carried interest or incentive fees earned by Blackstone for such fund in that year. We refer to these pools and employee participation therein as our “Performance Plans” and payments made thereunder as performance payments. Because the aggregate amount of performance payments payable through our Performance Plans is directly tied to the performance of the funds, we believe this fosters a strong alignment of interests among the investors in those funds and these named executive officers, and therefore benefits our unitholders. In addition, most alternative asset managers, including several of our competitors, use participation in carried interest or incentive fees as a central means of compensating and motivating their professionals, and we believe that we must do the same in order to attract and retain the most qualified personnel. For purposes of our financial statements, we are treating the income allocated to all our personnel who have participation interests in the carried interest or incentive fees generated by our funds as compensation, and the amounts of carried interest and incentive fees earned by named executive officers are reflected as “All Other Compensation” in the Summary Compensation Table. Cash payments in respect of our Performance Plans for each named executive officer are determined on the basis of the percentage participation in the relevant investments previously allocated to that named executive officer, which percentage participations are established in January in each year in respect of the investments to be made in that year. The percentage participation for a named executive officer may vary from year to year and fund to fund due to several factors, and may include changes in the size and composition of the pool of Blackstone personnel participating in such Performance Plan in a given year, the performance of our various businesses, new developments in our businesses and product lines, and the named executive officer’s leadership and oversight of the business or corporate function for which the named executive officer is responsible and such named executive officer’s contributions with respect to our strategic initiatives and development. In addition, certain of our employees, including our named executive officers, may participate in profit sharing initiatives relating to certain Blackstone firm investments and may receive allocations of investment income from these investments, although no such investment income has yet been realized, or may receive equity awards in our investment advisory clients.

(a) Carried Interest. Carried interest cash distributions to our named executive officers and other employees who participate in our Performance Plans relating to our carry funds depends on the realized proceeds and timing of the cash realizations of the investments owned by the carry funds in which they participate. Our carry fund agreements also set forth specified preconditions to a carried interest distribution, which typically include that there must have been a positive return on the relevant investment and that the fund must be above its carried interest hurdle rate. In addition, as described below, employees or senior managing directors may also be required to have fulfilled specified service requirements in order to be eligible to receive carried interest distributions. For our carry funds, carried interest distributions for the named executive officer’s participation interests are generally made to the named executive officer following the actual realization of the investment, although a portion of such carried interest is held back by the firm in respect of any future “clawback” obligation related to the fund. In allocating participation interests in the carry pools, we have not historically taken into account or based such allocations on any prior or projected triggering of any “clawback” obligation related to any fund. To the extent any “clawback” obligation were to be triggered, carried interest previously distributed to a named executive officer would have to be returned to the limited partners of such fund, thereby reducing the named executive officer’s overall compensation for any such year. Moreover, because a carried interest recipient (including Blackstone itself) may have to fund more than his or her respective share of a “clawback” obligation under the governing documents (generally, up to an additional 50%), there is the possibility that the compensation paid to a named executive officer for any given year could be significantly reduced or even negative in the event a “clawback” obligation were to arise.

Participation in carried interest generated by our carry funds for all participating named executive officers other than Mr. Schwarzman is subject to vesting. Vesting serves as an employment retention mechanism and thereby enhances the alignment of interests between a participant in our Performance Plans and the firm. For carried interest allocated prior to December 31, 2012, each participating named executive officer (other than Mr. Schwarzman) vests in 25% of the carried interest related to an investment immediately upon the closing of the investment by a carry fund with the remainder vesting in equal installments on the first through third anniversary of the closing of that investment (unless an investment is realized prior to the expiration of such three-year anniversary, in which case such executive officer is deemed 100% vested in the proceeds of such realizations). For carried interest allocated after December 31, 2012, the carried interest related to an investment vests in equal installments on the first through fourth anniversary of the closing of that investment. In addition, any named executive officer that is retirement eligible will automatically vest in 50% of their otherwise unvested carried interest allocation upon retirement. See “—Non-Competition and Non-Solicitation Agreements—Retirement.” We believe that vesting of carried interest participation enhances the stability of our senior management team and provides greater incentives for our named executive officers to remain at the firm. Due to his unique status as a founder and the long-time chief executive officer of our firm, Mr. Schwarzman vests in 100% of his carried interest participation related to any investment by a carry fund upon the closing of that investment.

(b) Incentive Fees. Cash distributions of incentive fees to our named executive officers and other employees who participate in our Performance Plans relating to the funds that pay incentive fees depends on the performance of the investments owned by those funds in which they participate. For our investment funds that pay incentive fees, those incentive fees are only paid to the firm and employees of the firm to the extent an applicable fund’s portfolio of investments has profitably appreciated in value (in most cases above a specified level) during the applicable period and following the calculation of the profit split (if any) between the fund’s general partner or investment adviser and the fund’s investors, which occurs once a year (generally December 31 or June 30 of each year).

(c) Advisory Client Interests. Compensation we receive from investment advisory clients in the form of securities may be allocated to employees and senior managing directors. For example, in 2013, Messrs. Schwarzman, James, Tosi and Finley were each allocated restricted shares of listed common stock of BXMT in connection with advisory services provided by Blackstone to BXMT.

4. Other Benefits. Upon the consummation of our initial public offering in June 2007, we entered into a founding member agreement with our founder, Mr. Schwarzman, which provides specified benefits to him following his retirement. (See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Schwarzman Founding Member Agreement”.) Mr. Schwarzman is provided certain security services, including home security systems and monitoring, and personal and related security services. These security services are provided for our benefit, and the board of directors of our general partner considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Schwarzman. Nevertheless, the expenses associated with these security services are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Determination of Incentive Compensation

As our founder, Mr. Schwarzman sets his own compensation and reserves final approval of each named executive officer’s compensation, based in large part on recommendations from Mr. James, other than with respect to Mr. James’s own compensation. For 2013, these decisions were based primarily on Mr. Schwarzman’s and Mr. James’s assessment of such named executive officer’s individual performance, operational performance for the segments or product lines in which the officer serves or for which he has responsibility, and the officer’s potential to enhance investment returns for the investors in our funds and service to our advisory clients, and to contribute to long-term unitholder value. In evaluating these factors, Mr. Schwarzman, in consultation with Mr. James, relied upon his judgment to determine the ultimate amount of a named executive officer’s annual cash payment and participation in carried interest, incentive fees and advisory client interests that was necessary to properly induce the named executive officer to seek to achieve our objectives and reward a named executive officer in achieving those objectives over the course of the prior year. Key factors that Mr. Schwarzman considered in making such determination with respect to Mr. James were his service as President and Chief Operating Officer, his role in overseeing the growth and operations of the firm, and his leadership on the strategic direction of the firm generally. Key factors that Mr. Schwarzman, in consultation with Mr. James, considered in making such determinations with respect to Mr. Hill were his leadership and oversight of our Hedge Fund Solutions business, including his role in the oversight and development of new products and strategies, and his leadership on strategic initiatives undertaken by the firm. Key factors that Mr. Schwarzman, in consultation with Mr. James, considered in making such determinations with respect to Mr. Tosi were his leadership and oversight of our global finance, treasury, technology and corporate development function and his role in strategic initiatives undertaken by the firm. Key factors that Mr. Schwarzman, in consultation with Mr. James, considered in making such determinations with respect to Mr. Finley were his leadership and oversight of our global legal and compliance functions, his role in positioning the firm to be compliant with the regulatory bodies that regulate and monitor the public company as well as our investment and advisory businesses and his role in strategic initiatives undertaken by the firm. For 2013, Mr. Schwarzman, in consultation with Mr. James, also considered each named executive officer’s prior-year annual cash payments, indicative participation interests disclosed to the named executive officer at the beginning of the year, his allocated share of performance interests through participation in our Performance Plans, the appropriate balance between incentives for long-term and short-term performance, and the compensation paid to the named executive officer’s peers within the firm.

Minimum Retained Ownership Requirements

The minimum retained ownership requirements for our named executive officers are described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Terms of Blackstone Holdings Partnership Units—Minimum Retained Ownership Requirements and Transfer Restrictions for Named Executive Officers.”

Compensation Committee Report

The board of directors of our general partner does not have a compensation committee. The executive committee of the board of directors identified below has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this Information Statement.

Stephen A. Schwarzman, Chairman

Hamilton E. James

J. Tomilson Hill

Jonathan D. Gray

Compensation Committee Interlocks and Insider Participation

As described above, we do not have a compensation committee. Our founder Mr. Schwarzman makes all such compensation determinations in consultation with Mr. James. For a description of certain transactions between us and Mr. Schwarzman, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Summary Compensation Table

The following table provides summary information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated employees who served as executive officers at December 31, 2013, for services rendered to us during 2013, 2012 and 2011. These individuals are referred to as our named executive officers in this Information Statement.

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	All Other Compensation (c)	Total
Stephen A. Schwarzman	2013	$350,000	$—	$—	$21,641,142	$21,991,142
Chairman and	2012	$350,000	$—	$—	$8,064,804	$8,414,804
Chief Executive Officer	2011	$350,000	$—	$—	$4,609,445	$4,959,445

Hamilton E. James	2013	$350,000	$34,471,212	$—	$8,233,031	$43,054,243
President	2012	$350,000	$30,127,889	$—	$2,796,035	$33,273,924
Chief Operating Officer	2011	$350,000	$26,193,619	$—	$1,652,811	$28,196,430

J. Tomilson Hill	2013	$350,000	$11,056,098	$14,515,676	$(49,282)	$25,872,492
Vice Chairman	2012	$350,000	$7,174,654	$6,119,184	$34,615	$13,678,453
	2011	$350,000	$4,821,378	$7,611,454	$3,057	$12,785,889

Laurence A. Tosi	2013	$350,000	$7,254,261	$729,067	$2,245,049	$10,578,377
Chief Financial Officer	2012	$350,000	$6,359,759	$801,975	$731,535	$8,243,269
	2011	$350,000	$5,557,426	$5,441,075	$314,290	$11,662,791

John Finley	2013	$350,000	$4,212,555	$243,022	$536,357	$5,341,934
Chief Legal Officer

(a)	The amounts reported in this column reflect the annual cash payments made for performance in the indicated year.

The amounts reported as “bonus” for Mr. Hill are shown net of his mandatory deferral pursuant to the Deferred Compensation Plan. The deferred amounts are as follows: $11,865,200 for 2013, $4,855,431 for 2012 and $6,346,844 for 2011. For additional information on the Deferred Compensation Plan, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Deferred Compensation Plan.”

(b)	The reference to “stock” in this table refers to Blackstone Holdings Partnership Units or deferred restricted common units. The amounts reported in this column represent the grant date fair value of stock awards granted for financial statement reporting purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pertaining to equity-based compensation. The assumptions used in determining the grant date fair value are set forth in Note 16. “Equity-Based Compensation” in the “Notes to Consolidated Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data”.

Mr. Hill received the following deferred equity awards for 2013, 2012 and 2011 performance pursuant to the Deferred Compensation Plan. On January 13, 2014, Mr. Hill received 489,774 deferred restricted common units (of which 408,145 units represent the bonus deferral amount with an aggregate grant date fair value of $12,185,168, and 81,629 units represent the premium award equal to 20% of the deferral amount paid, with a grant date fair value of $2,330,508). On January 9, 2013, Mr. Hill received 411,512 deferred restricted common units (of which 329,209 units represent the bonus deferral amount with an aggregate grant date fair value of $4,957,066, and 82,303 units represent the premium award equal to 25% of the deferral amount paid, with a grant date fair value of $1,162,118). On January 12, 2012, Mr. Hill received 534,408 deferred restricted common units (of which 445,340 units represent the bonus deferral amount with an aggregate grant date fair value of $6,378,753, and 89,068 units represent the premium award equal to 20% of the deferral amount paid, with a grant date fair value of $1,232,701). The grant date fair value of the stock award reflecting the deferred bonus amount is computed in accordance with GAAP and generally differs from the dollar amount of the portion of the bonus that is required to be deferred under the Deferred Compensation Plan.

For additional information on the Deferred Compensation Plan, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Deferred Compensation Plan.”

In 2013, 2012 and 2011, Mr. Tosi received a discretionary equity award of, respectively, 34,734, 61,360 and 344,154 deferred restricted Blackstone Holdings Partnership Units under the 2007 Equity Incentive Plan, in each case reflecting his performance in the prior year. In 2013, Mr. Finley received a discretionary equity award of 11,578 deferred restricted Blackstone Holdings Partnership Units under the 2007 Equity Incentive Plan reflecting his performance in the prior year.

(c)	Amounts included for 2013 include cash payments in respect of carried interest or incentive fee allocations relating to our Performance Plans to the named executive officers in 2013 as follows: $21,015,180 for Mr. Schwarzman, $8,045,521 for Mr. James, $(49,282) for Mr. Hill, $2,188,055 for Mr. Tosi and $517,359 for Mr. Finley, respectively. We have determined to present compensation relating to carried interest and incentive fees within the Summary Compensation Table in the year in which such compensation is earned (that is, is actually received or receivable) by the named executive officer under the terms of the relevant Performance Plan. This compensation is generally earned in the same year in which such compensation is actually received by such named executive officer, although the named executive officer may in limited circumstances receive the compensation subsequent to the year in which it was earned (for example, it becomes payable at the end of 2013 but is paid in 2014). Accordingly, the amounts presented in the table differ from the compensation expense recorded by us on an accrual basis for such year in respect of carried interest and incentive fees allocable to a named executive officer, which accrued amounts for 2013 are separately disclosed in this footnote to the Summary Compensation Table. We believe that the presentation of the actual amounts of carried interest- and incentive fee-related compensation earned by a named executive officer during the year, instead of the amounts of compensation expense we have recorded on an accrual basis, most appropriately reflects the actual compensation received by the named executive officer and represents the amount most directly aligned with the named executive officer’s actual performance. By contrast, the amount of compensation expense accrued in respect of carried interest and incentive fees allocable to a named executive officer can be highly volatile from year to year, with amounts accrued in one year being reversed in a following year, and vice versa, causing such amounts to be less useful as a measure of the compensation actually earned by a named executive officer in any particular year.

To the extent compensation expense recorded by us on an accrual basis in respect of carried interest or incentive fee allocations (rather than cash payments) were to be included for 2013, the amounts would be $137,393,207 for Mr. Schwarzman, $57,124,709 for Mr. James, $4,148,499 for Mr. Hill, $6,157,694 for Mr. Tosi and $1,764,827 for Mr. Finley. For financial statement reporting purposes, the accrual of compensation expense is equal to the amount of carried interest and incentive fees related to performance fee revenues as of the last day of the relevant period as if the performance fee revenues in the funds generating such carried interest or incentive fees were realized as of the last day of the relevant period.

The $(49,282) for Mr. Hill in 2013 consists primarily of a clawback on carried interest received in prior years that he was required to pay.

With respect to Messrs. Schwarzman, James, Tosi and Finley, amounts shown for 2013 also include the value of restricted shares of listed common stock of BXMT allocated to such named executive officers based on the closing price of BXMT’s common stock on the date of the award as follows: $559,202 for Mr. Schwarzman, $187,510 for Mr. James, $56,994 for Mr. Tosi and $18,998 for Mr. Finley. These restricted shares will vest over three years with one-sixth of the shares vesting at the end of the second quarter after the date of the award and the remaining shares vesting in ten equal quarterly installments thereafter.

With the exception of $66,760 of expenses related to security services for Mr. Schwarzman in 2013, perquisites and other personal benefits to the named executive officers were less than $10,000 and information regarding perquisites and other personal benefits has therefore not been included. As noted above under “—Compensation Discussion and Analysis—Compensation Elements for Named Executive Officers—Other Benefits,” we consider the expenses for security services for Mr. Schwarzman to be for our benefit, and the board of directors of our general partner considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Schwarzman. Mr. Schwarzman makes business and personal use of a car and driver and he and members of his family also make business and personal use of an airplane in which we have a fractional interest and in each case he bears the full cost of such personal usage. In addition, certain Blackstone personnel administer personal matters for Mr. Schwarzman and certain matters for the Stephen A. Schwarzman Education Foundation (“SASEF”) and Mr. Schwarzman and SASEF, respectively, bear the full incremental cost to us of such personnel. Mr. James makes occasional personal use of an airplane in which we have a fractional interest and he bears the full cost of such personal usage. There is no incremental expense incurred by us in connection with the use of any car and driver, airplane or personnel by either of Messrs. Schwarzman or James, as described above.

During 2013, cash distributions to our named executive officers in respect of Blackstone legacy funds and investments that were not contributed to Blackstone Holdings pursuant to the reorganization were $0.3 million to Mr. Schwarzman, $20 thousand to Mr. James and $27 thousand to Mr. Hill. During 2012, cash distributions to our named executive officers in respect of Blackstone legacy funds and investments that were not contributed to Blackstone Holdings pursuant to the reorganization were $0.8 million to Mr. Schwarzman, $0.1 million to Mr. James and $0.1 million to Mr. Hill. During 2011, cash distributions to our named executive officers in respect of Blackstone legacy funds and investments that were not contributed to Blackstone Holdings pursuant to the reorganization were $74.0 million to Mr. Schwarzman, $0.1 million to Mr. James and $10.3 million to Mr. Hill. During 2013, 2012 and 2011, Mr. Tosi did not receive cash distributions in respect of Blackstone legacy funds and investments that were not contributed to Blackstone Holdings pursuant to the reorganization. During 2013, Mr. Finley did not receive cash distributions in respect of Blackstone legacy funds and investments that were not contributed to Blackstone Holdings pursuant to the reorganization.

Grants of Plan-Based Awards in 2013

The following table provides information concerning unit awards granted in, or (for Mr. Hill) with respect to, 2013 to our named executive officers:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (a)		Grant Date Fair Value of Stock and Option Awards (a)
Stephen A. Schwarzman	—	—		$—
Hamilton E. James	—	—		$—
J. Tomilson Hill	1/13/2014	408,145	(b)	$12,185,168
	1/13/2014	81,629	(c)	$2,330,508
Laurence A. Tosi	7/1/2013	34,734	(d)	$729,067
John Finley	7/1/2013	11,578	(d)	$243,022

(a)	The references to “stock” or “shares” in this table refer to deferred Blackstone Holdings Partnership Units or our deferred restricted common units.
(b)	Represents vested but undelivered deferred restricted common units granted under the Deferred Compensation Plan for 2013 performance. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Deferred Compensation Plan.” On January 9, 2013, Mr. Hill was granted 329,209 deferred restricted common units (with a grant date fair value of $4,957,065) under the Deferred Compensation Plan for 2012 performance. This grant is reflected in the “Stock Awards” column of the Summary Compensation Table in 2012.
(c)

Represents the unvested premium award in respect of the deferred restricted common units grant made in respect of Mr. Hill’s 2013 performance under the Deferred Compensation Plan. On January 9, 2013, Mr. Hill was granted 82,303 deferred restricted common units (with a grant date fair value of $1,162,118) as the premium award in respect of his grant under the Deferred Compensation Plan for 2012 performance. This grant is reflected in the “Stock Awards” column of the Summary Compensation Table in 2012.
(d)	Represents deferred restricted Blackstone Holdings Partnership Units granted under our 2007 Equity Incentive Plan and reflects 2012 performance.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013

Terms of Blackstone Holdings Partnership Units

Our pre-IPO owners, including our named executive officers other than Mr. Tosi and Mr. Finley, received Blackstone Holdings Partnership Units in the reorganization in exchange for the contribution of their equity interests in our operating subsidiaries to Blackstone Holdings. Each of Mr. Tosi and Mr. Finley received grants of Blackstone Holdings Partnership Units following the commencement of their employment with us under our 2007 Equity Incentive Plan. Subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the partnership agreements of the Blackstone Holdings Partnerships, these partnership units may be exchanged for our common units as described under “—Item 13. Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” below.

Vesting Provisions. The Blackstone Holdings Partnership Units received by our named executive officers (other than Mr. Tosi and Mr. Finley) in the reorganization have the following vesting provisions:

•	25% of the Blackstone Holdings Partnership Units received by Mr. Schwarzman in the reorganization in exchange for the contribution of his equity interests in our operating subsidiaries were fully vested, with the remaining 75% vesting, subject to Mr. Schwarzman’s continued employment, in equal installments on each anniversary of our initial public offering (June 21, 2007) over four years. All of the Blackstone Holdings Partnership Units received by Mr. Schwarzman in the reorganization in exchange for his interests in carried interest relating to investments made by our carry funds prior to the date of the contribution were fully vested; and

•	25% of the Blackstone Holdings Partnership Units received by each of Messrs. James and Hill in the reorganization in exchange for the contribution of his equity interests in our operating subsidiaries were fully vested. The remaining units vest, subject to the named executive officer’s continued employment, in equal installments on each anniversary of our initial public offering over up to eight years. All of the Blackstone Holdings Partnership Units received by Messrs. James and Hill in the reorganization in exchange for their interests in carried interest relating to investments made by our carry funds prior to the date of the contribution were fully vested.

The deferred restricted Blackstone Holdings Partnership Units granted to Mr. Tosi in 2008 under the 2007 Equity Incentive Plan were subject to the following vesting terms: (a) 100% of the Blackstone Holdings Partnership Units underlying the sign-on grant to Mr. Tosi (155,764 units) vested on the fifth anniversary of the commencement date of his service with the firm (September 2, 2008) and (b) the deferred restricted Blackstone Holdings Partnership Units underlying his make-whole grant (338,381 units) vested annually in varying increments on each January 15 from 2009 to 2012. The 699,845 and 50,000 deferred restricted Blackstone Holdings Partnership Units granted to Mr. Tosi in 2009 and 2010, respectively, under the 2007 Equity Incentive Plan vest in equal installments over five years on each anniversary of the January 15, 2009 and January 15, 2010 grant date, respectively. The 500,000 deferred restricted Blackstone Holdings Partnership Units granted to Mr. Finley in 2010 under the 2007 Equity Incentive Plan vest in equal installments over five years on each anniversary of his hire date (September 1, 2010). The 344,154 deferred restricted Blackstone Holdings Partnership Units granted to Mr. Tosi in 2011 under the 2007 Equity Incentive Plan will vest on January 1, 2016. The 61,360 and 20,454 deferred restricted Blackstone Holdings Partnership Units granted to Mr. Tosi and Mr. Finley, respectively, in 2012 under the 2007 Equity Incentive Plan will vest 20% on July 1, 2015, 30% on July 1, 2016 and 50% on July 1, 2017. The 34,734 and 11,578 deferred restricted Blackstone Holdings Partnership Units granted to Mr. Tosi and Mr. Finley, respectively, in 2013 under the 2007 Equity Incentive plan vest 20% on July 1, 2016, 30% on July 1, 2017 and 50% on July 1, 2018.

Except as described below, unvested partnership units are generally forfeited upon termination of employment. In connection with a named executive officer’s termination of employment due to qualifying retirement, a named executive officer will generally vest in 50% of their unvested partnership units. See “Non-Competition and Non-Solicitation Agreements—Retirement.” With respect to Mr. Tosi and Mr. Finley, the unvested partnership units granted to them in 2013 as well as any unvested partnership units granted to them pursuant to their respective senior managing director agreements will become fully vested if they are terminated by us without cause. A named executive officer who leaves our firm to accept specified types of positions in government service will continue to vest in units as if he had not left our firm during the period of government service. In addition, upon the death or permanent disability of a named executive officer, all of his unvested partnership units held at that time will vest immediately. Further, in the event of a change in control (defined in the Blackstone Holdings partnership agreements as the occurrence of any person becoming the general partner of The Blackstone Group L.P. other than a person approved by the current general partner), any Blackstone Holdings Partnership Units that are unvested will automatically be deemed vested as of immediately prior to such change in control.

All vested and unvested Blackstone Holdings Partnership Units (and our common units received in exchange for such Blackstone Holdings Partnership Units) held by a named executive officer will be immediately forfeited in the event he materially breaches any of his restrictive covenants set forth in the non-competition and non-solicitation agreement outlined under “Non-Competition and Non-Solicitation Agreements” or his service is terminated for cause.

All of our named executive officers are subject to the following minimum retained ownership requirements and transfer restrictions in respect of all Blackstone Holdings Partnership Units received by them as part of the reorganization or deferred restricted Blackstone Holdings Partnership Units or our deferred restricted common units received by them under the 2007 Equity Incentive Plan. We refer to these Blackstone Holdings Partnership Units and deferred restricted Blackstone Holdings Partnership Units as “subject units.”

Minimum Retained Ownership Requirements. While employed by us and generally for one year following the termination of employment, each of our named executive officers (except as otherwise provided below) will be required to continue to hold (and may not transfer) at least 25% of all vested subject units received by him. The requirement that one continue to hold at least 25% of vested units is subject to the qualification in Mr. Schwarzman’s case that in no event will he be required to hold units having a market value greater than $1.5 billion. Subject units held by current and future personal planning vehicles beneficially owned by the families of a named executive officer are not deemed to be owned by these individuals for purposes of such minimum retained ownership requirements. Each of our named executive officers is in compliance with these minimum retained ownership requirements.

Transfer Restrictions. None of our named executive officers may transfer subject units at any time prior to December 31, 2014 other than pursuant to transactions or programs approved by our general partner.

This transfer restriction applies to sales, pledges of subject units, grants of options, rights or warrants to purchase subject units or swaps or other arrangements that transfer to another, in whole or in part, any of the economic consequences of ownership of the subject units other than as approved by our general partner. We expect that our general partner will approve pledges or transfers to personal planning vehicles beneficially owned by the families of our pre-IPO owners and charitable gifts, provided that the pledgee, transferee or donee agrees to be subject to the same transfer restrictions (except as specified above with respect to Mr. Schwarzman). Transfers to Blackstone are also exempt from the transfer restrictions.

The minimum retained ownership requirements and transfer restrictions set forth above will continue to apply generally for one year following the termination of employment of a named executive officer other than Mr. Schwarzman for any reason, except that the transfer restrictions set forth above will lapse upon death or permanent disability. All of the foregoing transfer restrictions will lapse in the event of a change in control (as defined above).

The Blackstone Holdings Partnership Units received by other Blackstone personnel in the reorganization and pursuant to the 2007 Equity Incentive Plan are also generally subject to the vesting and minimum retained ownership requirements and transfer restrictions applicable to our named executive officers other than Mr. Schwarzman, although non-senior managing directors are also generally subject to vesting in respect of a portion of the Blackstone Holdings Partnership Units received by such personnel in the reorganization in exchange for their interests in carried interest.

Schwarzman Founding Member Agreement

Upon the consummation of our initial public offering, we entered into a founding member agreement with Mr. Schwarzman. Mr. Schwarzman’s agreement provides that he will remain our Chairman and Chief Executive Officer while continuing service with us and requires him to give us six months’ prior written notice of intent to terminate service with us. The agreement provides that following retirement, Mr. Schwarzman will be provided with specified retirement benefits, including that he will be permitted until the third anniversary of his retirement date to retain his current office and will be provided with a car and driver. Commencing on the third anniversary of his retirement date and continuing until the tenth anniversary thereof, we will provide him with an appropriate office if he so requests. Additionally, Mr. Schwarzman will be provided with an assistant and access to office services during the ten-year period following his retirement date.

Mr. Schwarzman will also continue to receive health benefits following his retirement until his death, subject to his continuing payment of the related health insurance premiums consistent with current policies. Additionally, before his retirement and during the ten-year period thereafter, Mr. Schwarzman and any foundations he may establish may continue to invest in our investment funds on a basis generally consistent with that of other partners.

Senior Managing Director Agreements

Upon the consummation of our initial public offering, we entered into substantially similar senior managing director agreements with each of our named executive officers and other senior managing directors other than our founder, Mr. Tosi and Mr. Finley. Senior managing directors who have joined the firm after our initial public offering (including Mr. Tosi and Mr. Finley) have also entered into senior managing director agreements. The agreements generally provide that each senior managing director will devote substantially all of his or her business time, skill, energies and attention to us in a diligent manner. Each senior managing director will be paid distributions and benefits in amounts determined by Blackstone from time to time in its sole discretion. The agreements require us to provide the senior managing director with 90 days’ prior written notice prior to terminating his or her service with us (other than a termination for cause). Additionally, the agreements require each senior managing director to give us 90 days’ prior written notice of intent to terminate service with us and require the senior managing director to be placed on a 90-day period of “garden leave” following the senior managing director’s termination of service (as further described under the caption “—Non-Competition and Non-Solicitation Agreements” below).

Senior Managing Director Agreement with Mr. Tosi

In connection with the commencement of Mr. Tosi’s employment with us in September 2008, we entered into a senior managing director agreement with him that included specific compensation terms. Those terms included his entitlement to three awards of deferred restricted Blackstone Holdings Partnership Units under our 2007 Equity Incentive Plan. The first award was a sign-on grant of 155,764 Blackstone Holdings Partnership Units, which was granted soon after the commencement of his employment with us. The second grant was a “make-whole” payment of 338,381 Blackstone Holdings Partnership Units, representing the value of compensation-related items from Merrill Lynch & Co., Inc. that Mr. Tosi forfeited as a result of his departure from that firm, which was granted soon after the commencement of his employment with the firm. The third grant of 699,845 Blackstone Holdings Partnership Units was in respect of a guaranteed equity grant for 2008 that was awarded on January 15, 2009. The unvested portion of Mr. Tosi’s equity-based awards will be terminated once he is no longer a senior managing director of Blackstone, except that the then-outstanding but unvested portion of his awards will become fully vested if (a) his service with us is terminated by us without cause or as a result of his death or permanent disability or (b) there is a “change in control” (as defined in the partnership agreements of Blackstone Holdings). Mr. Tosi is generally subject to the same transfer restrictions and forfeiture terms with respect to his Blackstone Holdings Partnership Units as those that apply to the Blackstone Holdings Partnership Units held by the firm’s other senior managing directors. The agreement also provides that Mr. Tosi will be permitted to invest in and alongside Blackstone’s carry funds and in the firm’s hedge funds as long as he serves as a senior managing director, subject to the same limitations on exclusions from management fees or incentive fees that are applicable to the firm’s other senior managing directors. Mr. Tosi has also executed a senior managing director non-competition and non-solicitation agreement as part of the agreement. The terms of such non-competition and non-solicitation agreement are substantially the same as the terms included in the non-competition and non-solicitation agreements signed by the other senior managing directors and are described under the caption “—Non-Competition and Non Solicitation Agreements” below.

Senior Managing Director Agreement with Mr. Finley

In connection with the commencement of Mr. Finley’s employment with us on September 1, 2010, we entered into a senior managing director agreement with him that included specific compensation terms. As part of Mr. Finley’s senior managing director agreement, he received an equity award on October 1, 2010 of 500,000 deferred restricted Blackstone Holdings Partnership Units under our 2007 Equity Incentive Plan. These deferred restricted Blackstone Holdings Partnership Units vest in equal installments over five years on each anniversary of the hire date. The unvested portion of Mr. Finley’s award will be terminated once he is no longer a senior managing director of Blackstone, except that the then-outstanding but unvested portion of his awards will become fully vested if (a) his service with us is terminated by us without cause or as a result of his death or permanent disability or (b) there is a “change in control” (as defined in the partnership agreements of Blackstone Holdings). Mr. Finley is generally subject to the same transfer restrictions and forfeiture terms with respect to his Blackstone Holdings Partnership Units as those that apply to the Blackstone Holdings Partnership Units held by the firm’s other senior managing directors. The agreement also provides that Mr. Finley will be permitted to invest in and alongside Blackstone’s carry funds and in the firm’s hedge funds as long as he serves as a senior managing director, subject to the same limitations on exclusions from management fees or incentive fees that are applicable to the firm’s other senior managing directors. Mr. Finley has also executed a senior managing director non-competition and non-solicitation agreement as part of the agreement. The terms of such non-competition and non-solicitation agreement are substantially the same as the terms included in the non-competition and non-solicitation agreements signed by the other senior managing directors and are described under the caption “—Non-Competition and Non-Solicitation Agreements” below.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information regarding outstanding unvested equity awards made to our named executive officers as of December 31, 2013:

	Stock Awards (a)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (b)
Stephen A. Schwarzman	—	$—
Hamilton E. James	8,223,062	$259,026,453
J. Tomilson Hill	2,988,163	$94,127,135
Laurence A. Tosi	600,217	$18,906,836
John Finley	232,032	$7,309,008

(a)	The references to “stock” or “shares” in this table refer to Blackstone Holdings Partnership Units and the unvested premium portion of deferred restricted common units granted under the Deferred Compensation Plan. The vesting terms of these awards are described under the captions “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” above and “Narrative to Nonqualified Deferred Compensation for 2013 Table” below.
(b)	The dollar amounts shown in this column were calculated by multiplying the number of unvested Blackstone Holdings Partnership Units or unvested deferred restricted common units held by the named executive officer by the closing market price of $31.50 per Blackstone common unit on December 31, 2013, the last trading day of 2013.

Option Exercises and Stock Vested in 2013

The following table provides information regarding the number of outstanding initially unvested equity awards made to our named executive officers that vested during 2013:

	Stock Awards (a)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
Stephen A. Schwarzman	—	$—
Hamilton E. James	4,111,534	$84,245,328
J. Tomilson Hill (c)	1,861,661	$42,429,577
Laurence A. Tosi	305,733	$5,919,063
John Finley	100,000	$2,184,000

(a)	The references to “stock” or “shares” in this table refer to Blackstone Holdings Partnership Units and our deferred restricted common units.
(b)	The value realized on vesting is based on the closing market prices of our common units on the day of vesting.
(c)	For Mr. Hill, includes 408,145 vested deferred restricted common units, with a value realized on vesting of $13,089,210, which were mandatorily deferred on January 13, 2014 pursuant to the Deferred Compensation Plan. These vested deferred restricted common units are scheduled to be delivered in equal annual installments over the four year deferral period and are reflected in the Nonqualified Deferred Compensation for 2013 Table below.

Nonqualified Deferred Compensation for 2013

The following table provides a summary of the named executive officer’s participation in our Deferred Compensation Plan during 2013 with respect to mandatorily deferred and vested, but undelivered, deferred restricted common units. Mr. Hill was the only named executive officer who participated in our Deferred Compensation Plan in 2013, but additional named executive officers may, at the discretion of the Plan Administrator, participate in future years.

Name	Executive Contributions in 2013	Registrant Contributions in 2013 (a)	Aggregate Earnings (Losses) in 2013 (b)	Aggregate Withdrawals/ Distributions (c)	Aggregate Balance at December 31, 2013 (d)
Stephen A. Schwarzman	$—	$—	$—	$—	$—
Hamilton E. James	$—	$—	$—	$—	$—
J. Tomilson Hill	$—	$13,089,210	$12,956,435	$(7,176,303)	$37,548,992
Laurence A. Tosi	$—	$—	$—	$—	$—
John Finley	$—	$—	$—	$—	$—

(a)	This column represents the mandatory deferral of a portion Mr. Hill’s annual cash bonus for 2013 into 408,145 deferred restricted common units pursuant to our Deferred Compensation Plan. These units were granted to Mr. Hill in 2014 in respect of 2013 performance. These deferred restricted common units are fully vested, but will be delivered in equal annual installments over four years. The grant date fair value of these deferred restricted common units is reflected in the “Stock Awards” column of the Summary Compensation Table (see footnote (b) to the Summary Compensation Table).
(b)	This column represents the earnings/(losses) during 2013 on deferred restricted common units granted to Mr. Hill pursuant to our Deferred Compensation Plan through the earlier of their delivery or December 31, 2013. No portion of any earnings would be considered above-market or preferential and, accordingly, no earnings are reflected in the Summary Compensation Table.
(c)	Represents the value realized by Mr. Hill on 398,241 deferred restricted common units that were delivered in 2013.
(d)	Represents the value as of December 31, 2013 of 1,184,646 deferred restricted common units granted to Mr. Hill. With respect to these deferred restricted common units, $23,503,277 has been previously reported in the “Stock Awards” column of the Summary Compensation Table. The values set forth in this column are based on the closing market price of $31.50 per Blackstone common unit on December 31, 2013, other than the units granted in 2014 in respect of 2013 performance, which are valued as of the date of their grant to him.

Narrative to Nonqualified Deferred Compensation for 2013 Table

In 2007, we established our Deferred Compensation Plan (which we also refer to as our “Bonus Deferral Plan”) for certain eligible employees of Blackstone and certain of its affiliates in order to provide such eligible employees with a pre-tax deferred incentive compensation opportunity and to enhance the alignment of interests between such eligible employees and Blackstone and its affiliates. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan which provides for the automatic, mandatory deferral of a portion of each participant’s annual cash payment. In respect of the deferred portion of his or her annual cash payment, each participant receives deferral units which represent rights to receive in the future a specified amount of common units or Blackstone Holdings Partnership Units or other equity-based awards under our 2007 Equity Incentive Plan, subject to vesting provisions described below. The amount of each participant’s annual cash payment which is deferred under the plan depends on the total amount of such participant’s annual cash payment and for deferrals of 2013 annual cash payments was calculated on the basis set forth in the following table:

Portion of Annual Cash Payment	Marginal Deferral Rate Applicable to Such Portion	Effective Deferral Rate for Entire Annual Bonus (a)
$0 – 100,000	0%	0.0%
$100,001 – 200,000	15%	7.5%
$200,001 – 500,000	20%	15.0%
$500,001 – 750,000	30%	20.0%
$750,001 – 1,250,000	40%	28.0%
$1,250,001 – 2,000,000	45%	34.4%
$2,000,001 – 3,000,000	50%	39.6%
$3,000,001 – 4,000,000	55%	43.4%
$4,000,001 – 5,000,000	60%	46.8%
$5,000,000 +	65%	52.8%

(a)	Effective deferral rates are shown for illustrative purposes only and are based on an annual cash payment equal to the maximum amount in the range shown in the far left column (which is assumed to be $7,500,000 for the last range shown).

In addition, each plan participant is eligible to receive a premium award in the amount equal to a percentage of his or her deferral amount. The percentage is selected by the Plan Administrator (as defined in the Deferred Compensation Plan). Generally, except in respect of 2012, the premium award percentage is 20%. Generally, the premium award percentage in respect of 2012 was 25%. The deferral amount plus the premium award yields the total amount of deferral units that a participant is awarded for any given year.

Generally, deferral units are satisfied by delivery of our common units in equal annual installments over the deferral period, which is three years for grants made in respect of years prior to 2012 and four years for grants made in respect of 2012 and subsequent years (with no partial-year delivery). However, the entire premium portion of such deferral units is, with specified exceptions, subject to continued employment of such participant through the end of the applicable deferral period and vests and is delivered at the end of such deferral period. Delivery of our common units underlying vested deferral units is delayed until anticipated trading window periods to better facilitate the participant’s liquidity to meet tax obligations. If the participant’s employment is terminated for cause, the participant’s undelivered deferral units (vested and unvested) will be immediately forfeited. In connection with a participant’s termination of employment without cause or because of resignation, the entire unvested premium portion of the participant’s deferral units will be immediately forfeited. In connection with a participant’s termination of employment due to qualifying retirement, 50% of the unvested premium portion of the participant’s deferral units will continue to vest at the end of the applicable deferral period and be delivered on the applicable delivery date. See “Non-Competition and Non-Solicitation Agreements—Retirement.” In connection with a participant’s termination of employment due to disability, the entire unvested premium portion of the participant’s deferral units will continue to vest at the end of the applicable deferral period and be delivered on the applicable delivery date. In addition, if, following a termination of employment without cause or because of resignation, retirement or disability, the participant violates any applicable provision of his or her employment agreement, including specified restrictive covenants such as a non-compete, then any deferral units (vested and unvested, as applicable) that remain undelivered as of the date of such violation, will be immediately forfeited. Upon a change in control or termination of the participant’s employment because of death, any vested but undelivered deferral units will become immediately deliverable and the entire unvested premium portion of the participant’s deferral units will immediately vest and become deliverable.

At the end of each year, the Plan Administrator selects plan participants in its sole discretion and notifies such individuals that they have been selected to participate in the Deferred Compensation Plan for such year. Participation is mandatory for those employees selected by the Plan Administrator to be participants. An individual, if selected, may not decline to participate in the Deferred Compensation Plan and an individual who is not so selected may not elect to participate in the Deferred Compensation Plan. The selection of participants is made on an annual basis; an individual selected to participate in the Deferred Compensation Plan for a given year may not necessarily be selected to participate in a subsequent year.

Potential Payments Upon Termination of Employment or Change in Control

Upon a change of control event where any person (other than a person approved by our general partner) becomes our general partner or a termination of employment because of death, any unvested Blackstone Holdings Partnership Units and the unvested premium portion of any deferred restricted common units held by any of our named executive officers will automatically be deemed vested as of immediately prior to such occurrence of such change of control or such termination of employment. Had such a change of control or such a termination of employment occurred on December 31, 2013, the last business day of 2013, each of our named executive officers would have vested in the following numbers of Blackstone Holdings Partnership Units and deferred restricted common units, having the following values based on our closing market price of $31.50 per Blackstone common unit on December 31, 2013: Mr. Schwarzman had no outstanding unvested units at December 31, 2013; Mr. James—8,223,062 Blackstone Holdings Partnership Units with a value of $259,026,453; Mr. Hill—2,726,552 Blackstone Holdings Partnership Units with a value of $85,886,388 and 261,611 deferred restricted common units with a value of $8,240,747; Mr. Tosi—600,217 Blackstone Holdings

Partnership Units with a value of $18,906,836 and Mr. Finley—232,032 Blackstone Holdings Partnership Units with a value of $7,309,008. In addition, the Deferred Compensation Plan provides that upon a change in control or termination of the participant’s employment because of death, any fully vested but undelivered deferred restricted common units will become immediately deliverable. Therefore, had a change of control or such termination of employment occurred on December 31, 2013, Mr. Hill would also have been entitled to accelerated delivery of the 1,184,646 vested but undelivered deferred restricted common units outstanding as of such date.

Upon a termination of employment because of disability, any unvested Blackstone Holdings Partnership Units will also automatically be deemed vested. However, the Deferred Compensation Plan provides that in connection with a participant’s termination of employment due to disability, the entire unvested premium portion of the participant’s deferral units will continue to vest at the end of the applicable deferral period and be delivered on the applicable delivery date, subject to the participant not violating any applicable provision of his or her employment agreement. Therefore, had a termination of employment because of disability occurred on December 31, 2013, each of our named executive officers would have vested in the numbers of partnership units set forth in the paragraph immediately above, having the values set forth above, but Mr. Hill would not have immediately vested in his 261,611 unvested deferred restricted common units, which represent the premium portion of his deferred restricted common units.

In connection with a named executive officer’s termination of employment due to qualifying retirement, a named executive officer will generally vest in 50% of their unvested Blackstone Holdings Partnership Units. See “Non-Competition and Non-Solicitation Agreements—Retirement.” As of December 31, 2013, Mr. Hill and Mr. James were retirement eligible. Therefore, if Mr. Hill and Mr. James had retired on December 31, 2013, then Mr. Hill would have vested in 1,363,276 Blackstone Holdings Partnership Units with a value of $42,943,194 and Mr. James would have vested in 4,111,531 Blackstone Holdings Partnership Units with a value of $129,513,227. In addition, if Mr. Hill had retired on December 31, 2013, then the Deferred Compensation Plan provides that 50% of the unvested premium portion of his deferred restricted common units would continue to vest at the end of the applicable deferral period and be delivered on the applicable delivery date, subject to him not violating any applicable provision of his employment agreement.

Upon a termination of Mr. Tosi’s or Mr. Finley’s employment without cause, the unvested Blackstone Holdings Partnership Units granted to them in 2013 as well as any unvested Blackstone Holdings Partnership Units granted to them pursuant to their respective senior managing director agreements will become fully vested. Had such a termination without cause occurred on December 31, 2013, Mr. Tosi and Mr. Finley would have vested in the following numbers of Blackstone Holdings Partnership Units, having the following values based on our closing market price of $31.50 per Blackstone common unit on December 31, 2013: Mr. Tosi—174,703 units with a value of $5,503,145 and Mr. Finley—211,578 units with a value of $6,664,707.

In addition, upon the death or disability of any named executive officer who participates in the carried interest of our carry funds, the named executive officer will be deemed 100% vested in any unvested portion of carried interest in our carry funds. Furthermore, any named executive officer that is retirement eligible will automatically vest in 50% of their otherwise unvested carried interest allocation upon retirement. See “—Non-Competition and Non-Solicitation Agreements—Retirement.” As of December 31, 2013, Mr. James and Mr. Hill were retirement eligible for purposes of their carried interest allocations.

In addition, pursuant to Mr. Schwarzman’s Founding Member Agreement described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013—Schwarzman Founding Member Agreement,” following retirement, Mr. Schwarzman will be provided with specified retirement benefits, including an assistant during the ten-year period following his retirement and a car and driver during the three-year period following his retirement. As of December 31, 2013, the aggregate present value of these expected costs was $1.0 million, for which approximately $200,000, $50,000 and $100,000 were expensed for financial statement purposes in each of the years ended December 31, 2013, 2012 and 2011, respectively.

Non-Competition and Non-Solicitation Agreements

Upon the consummation of our initial public offering, we entered into a non-competition and non-solicitation agreement with our founder, our other senior managing directors, most of our other professional employees and specified senior administrative personnel to whom we refer collectively as “Contracting Employees.” Contracting Employees who have joined the firm after our initial public offering, such as Mr. Tosi and Mr. Finley, have also executed non-competition and non-solicitation agreements. The following are descriptions of the material terms of each such non-competition and non-solicitation agreement. With the exception of the few differences noted in the description below, the terms of each non-competition and non-solicitation agreement are generally in relevant part similar.

Full-Time Commitment. Each Contracting Employee agrees to devote substantially all of his or her business time, skill, energies and attention to his or her responsibilities at Blackstone in a diligent manner. Our founder Mr. Schwarzman has agreed that our business will be his principal business pursuit and that he will devote such time and attention to the business of the firm as may be reasonably requested by us.

Confidentiality. Each Contracting Employee is required, whether during or after his or her employment with us, to protect and only use “confidential information” in accordance with strict restrictions placed by us on its use and disclosure. (Every employee of ours is subject to similar strict confidentiality obligations imposed by our Code of Conduct applicable to all Blackstone personnel.)

Notice of Termination. Each Contracting Employee is required to give us prior written notice of his or her intention to leave our employ—six months in the case of Mr. Schwarzman, 90 days for all of our other senior managing directors and between 30 and 60 days in the case of all other Contracting Employees.

Garden Leave. Upon his or her voluntary departure from our firm, a Contracting Employee is required to take a prescribed period of “garden leave.” The period of garden leave is 90 days for our non-founding senior managing directors and between 30 and 60 days for all other Contracting Employees. During this period the Contracting Employee will continue to receive some of his or her Blackstone compensation and benefits, but is prohibited from commencing employment with a new employer until the garden leave period has expired. The period of garden leave for each Contracting Employee will run coterminously with the non-competition Restricted Period that applies to him or her as described below. Our founder Mr. Schwarzman is subject to non-competition covenants but not garden leave requirements.

Non-Competition. During the term of employment of each Contracting Employee, and during the Restricted Period (as such term is defined below) immediately thereafter, he or she will not, directly or indirectly:

•	engage in any business activity in which we operate, including any competitive business,

•	render any services to any competitive business, or

•	acquire a financial interest in or become actively involved with any competitive business (other than as a passive investor holding minimal percentages of the stock of public companies).

“Competitive business” means any business that competes, during the term of employment through the date of termination, with our business, including any businesses that we are actively considering conducting at the time of the Contracting Employee’s termination of employment, so long as he or she knows or reasonably should have known about such plans, in any geographical or market area where we or our affiliates provide our products or services.

Non-Solicitation. During the term of employment of each Contracting Employee, and during the Restricted Period immediately thereafter, he or she will not, directly or indirectly, in any manner solicit any of our employees to leave their employment with us, or hire any such employee who was employed by us as of the date of his or her termination or who left employment with us within one year prior to or after the date of his or her termination. Additionally, each Contracting Employee may not solicit or encourage to cease to work with us any consultant or senior advisers that he or she knows or should know is under contract with us.

In addition, during the term of employment of each Contracting Employee, and during the Restricted Period immediately thereafter, he or she will not, directly or indirectly, in any manner solicit the business of any client or prospective client of ours with whom he or she, employees reporting to him or her, or anyone whom he or she had direct or indirect responsibility over had personal contact or dealings on our behalf during the three-year period immediately preceding his or her termination. Contracting Employees who are employed in our asset management businesses are subject to a similar non-solicitation covenant with respect to investors and prospective investors in our investment funds.

Non-Interference and Non-Disparagement. During the term of employment of each Contracting Employee, and during the Restricted Period immediately thereafter, he or she may not interfere with business relationships between us and any of our clients, customers, suppliers or partners. Each Contracting Employee is also prohibited from disparaging us in any way.

Restricted Period. For purposes of the foregoing covenants, the “Restricted Period” will be:

Covenant	Stephen A. Schwarzman	Other Senior Managing Directors	Other Contracting Employees
Non-competition	Two years after termination of employment.	One year (six months for senior managing directors who are eligible to retire, as defined below) after termination of employment.	Between 90 days and six months after termination of employment.

Non-solicitation of Blackstone employees	Two years after termination of employment.	Two years after termination of employment.	Generally between six months and one year after termination of employment.

Non-solicitation of Blackstone clients or investors	Two years after termination of employment.	One year after termination of employment.	Generally between six months and one year after termination of employment.

Non-interference with business relationships	Two years after termination of employment.	One year after termination of employment.	Generally between six months and one year after termination of employment.

Retirement. Blackstone personnel are eligible to retire if they have satisfied either of the following tests: (a) one has reached the age of 65 and has at least five full years of service with our firm; or (b) generally one has reached the age of 55 and has at least five full years of service with our firm and the sum of his or her age plus years of service with our firm totals at least 65.

Intellectual Property. Each Contracting Employee is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by him or her that are relevant to or implicated by his or her employment with us.

Specific Performance. In the case of any breach of the confidentiality, non-competition, non-solicitation, non-interference, non-disparagement or intellectual property provisions by a Contracting Employee, the breaching individual agrees that we will be entitled to seek equitable relief in the form of specific performance, restraining orders, injunctions or other equitable remedies.

Director Compensation in 2013

No additional remuneration is paid to our employees for service as a director of our general partner. In 2013, each of our non-employee directors received an annual cash retainer of $150,000 and a grant of deferred restricted common units equivalent in value to $150,000, with a grant date fair value determined as described in footnote (a) to the first table below. The number of deferred restricted common units to be granted is based on the average of the high and low trading price of our common units on the grant date. An additional $30,000 annual cash retainer was paid to the Chairman of the Audit Committee during 2013. An additional $25,000 annual cash retainer was paid to Mr. Light in connection with his service as a director on the executive committee of Blackstone Group International Partners LLP.

The following table provides the director compensation for our directors for 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (a) (b)	Total
Jonathan D. Gray (c)	$—	$—	$—
The Right Honorable Brian Mulroney	$150,000	$150,479	$300,479
William G. Parrett	$180,000	$149,501	$329,501
Richard Jenrette	$150,000	$151,882	$301,882
Jay O. Light	$175,000	$152,219	$327,219
Rochelle B. Lazarus (d)	$46,875	$151,680	$198,555

(a)	The references to “stock” in this table refer to our deferred restricted common units. Amounts for 2013 represent the grant date fair value of stock awards granted in the year, computed in accordance with GAAP, pertaining to equity-based compensation. The assumptions used in determining the grant date fair value are set forth in Note 16. “Equity-Based Compensation” in the “Notes to Consolidated Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data”. These deferred restricted common units vest, and the underlying Blackstone common units will be delivered, on the first anniversary of the date of grant, subject to the outside director’s continued service on the board of directors of our general partner.
(b)	Each of our non-employee directors was granted deferred restricted common units upon appointment as a director. In 2013, in connection with the anniversary of his or her initial grant, each of the following directors was granted deferred restricted common units: Mr. Jenrette—6,910 units; Ms. Lazarus—7,247 units; Mr. Light—6,213 units; Mr. Mulroney—7,344 units; and Mr. Parrett—5,770 units. The amounts of our non-employee directors’ compensation were approved by the board of directors of our general partner upon the recommendation of our founder following his review of directors’ compensation paid by comparable companies.

The following table provides information regarding outstanding unvested equity awards made to our directors as of December 31, 2013:

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
The Right Honorable Brian Mulroney	7,344	$231,336
William G. Parrett	5,770	$181,755
Richard Jenrette	6,910	$217,665
Jay O. Light	6,213	$195,710
Rochelle B. Lazarus	7,247	$228,281

(1)	The references to “stock” or “shares” in this table refer to our deferred restricted common units.
(2)	The dollar amounts shown in this column were calculated by multiplying the number of unvested deferred restricted common units held by the director by the closing market price of $31.50 per Blackstone common unit on December 31, 2013, the last trading day of 2013.
(c)	Mr. Gray is an employee and no additional remuneration is paid to him for service as a director of our general partner. Mr. Gray’s employee compensation is discussed in “—Item 13. Certain Relationships and Related Transactions, and Director Independence.”
(d)	Ms. Lazarus was appointed as a director of our general partner effective July 9, 2013. Therefore, the amount reported for Ms. Lazarus reflects the pro-rated portion of her annual cash retainer earned from the date of her appointment.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

To the Partnership’s knowledge, in their capacity as unitholders, no person who has served as a director or executive officer since the beginning of the Partnership’s last fiscal year, and no associate of any such person, has any substantial interest, direct or indirect, by security holdings or otherwise, in the Equity Plan that is not otherwise shared by the remaining unitholders other than as a result of receiving units or securities convertible into units upon exercise of options or other securities issued or issuable under the Equity Plan.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Blackstone Group L.P. may deliver only one Information Statement to multiple unitholders sharing an address, unless The Blackstone Group L.P. has received contrary instructions from one or more of the unitholders. The Blackstone Group L.P. will promptly deliver a separate copy of this Information Statement to a unitholder at a shared address to which a single copy was delivered, upon written or oral request to The Blackstone Group L.P. at the following address and telephone number:

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

In addition, a unitholder can direct a notification to The Blackstone Group L.P. at the phone number and mailing address listed above that the unitholder wishes to receive a separate Information Statement in the future. Unitholders sharing an address that receive multiple copies can request delivery of a single copy of information statements by contacting The Blackstone Group L.P. at the phone number and mailing address listed above.

Annex A

THE BLACKSTONE GROUP L.P.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

1.	Purpose of the Plan

The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) is designed to promote the long term financial interests and growth of The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), and its Affiliates by (i) attracting and retaining senior managing directors, employees and consultants of the Partnership or any of its Affiliates, including directors of the Partnership’s general partner, Blackstone Group Management L.L.C. (the “General Partner”), and (ii) aligning the interests of such individuals with those of the Partnership and its Affiliates by providing them with equity-based awards based on the common units of limited partner interest in the Partnership (the “Common Units”) or the partnership units (the “Blackstone Holdings Partnership Units”) of Blackstone Holdings (as defined below).

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Administrator: The Board, or the committee or subcommittee thereof to whom authority to administer the Plan has been delegated pursuant to Section 4 hereof.

(c) Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(d) Award: Individually or collectively, any Option, Unit Appreciation Right, or Other Unit-Based Awards based on or relating to the Common Units or Blackstone Holdings Partnership Units issuable under the Plan.

(e) Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(f) Blackstone Holdings: The collective reference to all of the Blackstone Holdings Partnerships.

(g) Blackstone Holdings Partnerships: Each of Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P.

(h) Blackstone Holdings Partnership Units: Each “Blackstone Holdings Partnership Unit” shall consist of one partnership unit in each of the four Blackstone Holdings Partnerships.

(i) Board: The board of directors of the General Partner.

(j) Change in Control: The occurrence of any Person, other than a Person approved by the General Partner, becoming the general partner of the Partnership.

(k) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(l) Common Units: The common units representing limited partner interests of the Partnership.

(m) Disability: The term “Disability” shall have the meaning as provided under Section 409A(a)(2)(C)(i) of the Code. Notwithstanding the foregoing or any other provision of this Plan, the definition of Disability (or any analogous term) in an Award agreement shall supersede the foregoing definition; provided, however, that if no definition of Disability or any analogous term is set forth in such agreement, the foregoing definition shall apply.

(n) Effective Date: The date in 2014 on which the Board adopts the Plan, or such later date in 2014 as is designated by the Board.

(o) Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Partnership or any of its Affiliates, (ii) a Participant’s services as a consultant or partner, if the Participant is consultant to, or partner of, the Partnership or of any of its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(p) Fair Market Value: Of a Unit on any given date means (i) the closing sale price per Unit on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Units are not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Act on which the Units are listed, (iii) if the Units are not so listed on a national securities exchange, the last quoted bid price for the Units on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Units are not so quoted by Pink Sheets LLC or a similar organization, the average of the mid-point of the last bid and ask prices for the Units on that date from a nationally recognized independent investment banking firm selected b the General Partner for this purpose.

(q) General Partner: Blackstone Group Management L.L.C., a Delaware limited liability company.

(r) Option: An option to purchase Units granted pursuant to Section 6 of the Plan.

(s) Option Price: The purchase price per Unit of an Option, as determined pursuant to Section 6(a) of the Plan.

(t) Other Unit-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(u) Partnership: The Blackstone Group L.P., a Delaware limited partnership.

(v) Participant: A senior managing director, other employee, consultant, director or other service provider of the Partnership or of any of its Affiliates, including any director of the General Partner, who is selected by the Administrator to participate in the Plan.

(w) Performance-Based Awards: Certain Other Unit-Based Awards granted pursuant to Section 8(b) of the Plan.

(x) Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(y) Units: Common Units or Blackstone Holdings Partnership Units which are issued or may be issued under the Plan.

(z) Unit Appreciation Right: A unit appreciation right granted pursuant to Section 7 of the Plan.

3.	Units Subject to the Plan

Subject to Section 9 hereof, the total number of Units which may be issued under the Plan shall be 163,000,000, of which all or any portion may be issued as Common Units or Blackstone Holdings Partnership Units. Notwithstanding the foregoing, the total number of Units subject to the Plan shall be increased on the first day of each fiscal year beginning in calendar year 2008 by a number of Units equal to the positive difference, if any, of (x) 15% of the aggregate number of Common Units and Blackstone Holdings Partnership Units outstanding on the last day of the immediately preceding fiscal year (excluding Blackstone Holdings Partnership Units held by the Partnership or its wholly-owned subsidiaries) minus (y) the aggregate number of Common Units and Blackstone Holdings Partnership Units covered by the Plan, unless the Administrator should decide to increase the number of Common Units and Blackstone Holdings Partnership Units covered by the Plan by a lesser amount on any such date. The issuance of Units or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Units available under the Plan, as applicable. Units which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan. Unless the Administrator shall otherwise determine, Common Units delivered by the Partnership or its Affiliates upon exchange of Blackstone Holdings Partnership Units that have been issued under the Plan shall be issued under the Plan.

4.	Administration

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any committee or subcommittee thereof (the “Administrator”). Additionally, the Administrator may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Partnership or of any Affiliate of the Partnership; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Partnership, any Affiliate of the Partnership or any entity acquired by the Partnership or with which the Partnership combines. The number of Units underlying such substitute awards shall be counted against the aggregate number of Units available for Awards under the Plan. The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Administrator shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Administrator specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Units or (b) having Units withheld by the Partnership from any Units that would have otherwise been received by the Participant.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be non-qualified options for federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Administrator shall determine:

(a) Option Price. The Option Price per Unit shall be determined by the Administrator; provided that the Option Price per Unit shall not be less than the Fair Market Value of a Unit on the applicable date the Option is granted unless the Participant is not subject to Section 409A of the Code or the Option is otherwise designed to be compliant with Section 409A of the Code.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Units for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Partnership and, if applicable, the date payment is received by the Partnership pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Units as to which an Option is exercised shall be paid to the Partnership, and in the manner designated by the Administrator, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Units having a Fair Market Value equal to the aggregate Option Price for the Units being purchased and satisfying such other requirements as may be imposed by the Administrator, (iii) partly in cash and partly in such Units, (iv) if there is a public market for the Units at such time, through the delivery of irrevocable instructions to a broker to sell Units obtained upon the exercise of the Option and to deliver promptly to the Partnership an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Units being purchased, or (v) to the extent permitted by the Administrator, through net settlement in Units. Unless otherwise provided in an Award agreement, no Participant shall have any rights to distributions or other rights of a holder with respect to Units subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Units and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.

(d) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Units, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Units, in which case the Partnership shall treat the Option as exercised without further payment and/or shall withhold such number of Units from the Units acquired by the exercise of the Option, as appropriate.

(e) Service Recipient Stock. No Option may be granted to a Participant subject to Section 409A of the Code unless (i) the Units constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Option is otherwise designed to be compliant with Section 409A of the Code.

7.	Terms and Conditions of Unit Appreciation Rights

(a) Grants. The Administrator may grant (i) a Unit Appreciation Right independent of an Option or (ii) a Unit Appreciation Right in connection with an Option, or a portion thereof. A Unit Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Units covered by an Option (or such lesser number of Units as the Administrator may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Unit of a Unit Appreciation Right shall be an amount determined by the Administrator; provided, however, that (z) the exercise price per Unit shall not be less than the Fair Market Value of a Unit on the applicable date the Unit Appreciation Right is granted unless the Participant is not subject to Section 409A of the Code or the Unit Appreciation Right is otherwise designed to be compliant with Section 409A of the Code and (y) in the case of a Unit Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Unit Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Unit over (B) the exercise price per Unit, times (ii) the number of Units covered by the Unit Appreciation Right. Each Unit Appreciation Right

granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Partnership the unexercised Option, or any portion thereof, and to receive from the Partnership in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Unit over (B) the Option Price per Unit, times (ii) the number of Units covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Units or in cash, or partly in Units and partly in cash (any such Units valued at such Fair Market Value), all as shall be determined by the Administrator. Unit Appreciation Rights may be exercised from time to time upon actual receipt by the Partnership of written notice of exercise stating the number of Units with respect to which the Unit Appreciation Right is being exercised. The date a notice of exercise is received by the Partnership shall be the exercise date. The Administrator, in its sole discretion, may determine that no fractional Units will be issued in payment for Unit Appreciation Rights, but instead cash will be paid for a fraction or the number of Units will be rounded downward to the next whole Unit.

(c) Limitations. The Administrator may impose, in its discretion, such conditions upon the exercisability of Unit Appreciation Rights as it may deem fit, but in no event shall a Unit Appreciation Right be exercisable more than ten years after the date it is granted.

(d) Service Recipient Stock. No Option may be granted to a Participant subject to Section 409A of the Code unless (i) the Units constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Option is otherwise designed to be compliant with Section 409A of the Code.

8.	Other Unit-Based Awards

The Administrator, in its sole discretion, may grant or sell Awards of Units, restricted Units, restricted Common Units, deferred restricted Common Units, phantom restricted Common Units or other Unit-Based awards based in whole or in part on the Fair Market Value of the Common Units or Blackstone Holdings Partnership Units (“Other Unit-Based Awards”). Such Other Unit-Based Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Units (or the equivalent cash value of such Units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Unit-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Administrator shall determine to whom and when Other Unit-Based Awards will be made, the number of Units to be awarded under (or otherwise related to) such Other Unit-Based Awards; whether such Other Unit-Based Awards shall be settled in cash, Units or a combination of cash and Units; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Units so awarded and issued shall be fully paid and non-assessable).

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Units after the Effective Date by reason of any Unit distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Units or other corporate exchange, or any distribution to holders of Units other than regular cash distributions or any transaction similar to the foregoing, the Administrator in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Units or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Units for which Options or Unit Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any unit appreciation right and/or (v) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Administrator in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Administrator may (subject to Section 17), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and Unit Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Units subject to such Options or Unit Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Units subject to such Options or Unit Appreciation Rights) over the aggregate exercise price of such Options or Unit Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion or (D) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Partnership or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Partnership’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Partnership and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined or approved by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Administrator may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Partnership or to Participants).

Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Partnership may

(a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

14.	International Participants

With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Partnership or an Affiliate.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the law of the State of New York.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

17.	Section 409A

To the extent applicable, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Partnership may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and Award agreement from the requirements of Section 409A of the Code and related Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Employment. The Partnership shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Partnership, the Administrator nor any employee, director or representative of the Partnership or of any of its Affiliates shall have any liability to Participants with respect to this Section 17.